EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD EARNINGS IN 2019
ANNOUNCES DIVIDEND INCREASE & NEW SHARE REPURCHASE PROGRAM

NOVATO, CA, January 27, 2020 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced record annual earnings of $34.2 million in 2019 compared to $32.6 million in 2018 as a result of consistent loan growth and lower expenses.  Diluted earnings per share were $2.48 for the year ended December 31, 2019, compared to $2.33 per share for the year ended December 31, 2018.

Earnings were $9.1 million in the fourth quarter of 2019, compared to $9.4 million in the third quarter of 2019 and $9.7 million in the fourth quarter of 2018. Earnings were slightly down in the fourth quarter of 2019 due to a benefit on bank-owned-life insurance ("BOLI") policies and deferred tax liability true up in the prior quarter.  Diluted earnings per share were $0.66 in the fourth quarter of 2019, compared to $0.69 in the prior quarter and same quarter a year ago. Share and per share data has been adjusted throughout this document to reflect the two-for-one stock split effective November 27, 2018.

“The robust financial performance we delivered in 2019 is a testament to the Bank's commitment to relationship banking,” said Russell A. Colombo, President and Chief Executive Officer. “We believe the future looks bright as we move into 2020 with consistently growing loan volume, a low cost and stable deposit base, and exceptional credit quality.”

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2019:

•
The Bank achieved loan growth of $79.4 million in 2019, or 4.5%, to $1,843.3 million at December 31, 2019, from $1,763.9 million at December 31, 2018. Loans increased $44.6 million in the fourth quarter from $1,798.7 million at September 30, 2019.

•
Strong credit quality remains a cornerstone of the Bank’s consistent performance. Non-accrual loans represented 0.01% of the Bank's loan portfolio as of December 31, 2019. There was a $500 thousand provision for loan losses recorded in the fourth quarter of 2019, reflecting loan growth.

•
Deposits grew $161.7 million, or 7.4%, to $2,336.5 million at December 31, 2019, compared to $2,174.8 million at December 31, 2018. Non-interest bearing deposits grew by $62.8 million in 2019 and made up 48.3% of total deposits at year end. Cost of deposits remained low at 0.20% for the full year of 2019, up only 0.10% from 2018.

•
For the full year 2019, return on assets ("ROA") and return on equity ("ROE") were 1.34% and 10.49%, respectively, compared to 1.31% and 10.73% in the prior year. For the quarter ended December 31, 2019, ROA was 1.37% and ROE was 10.75%, compared to 1.49% and 11.34%, respectively, in the prior quarter.

•	All capital ratios were above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 15.1% at December 31, 2019 and 14.9% at December 31, 2018.

Tangible common equity to tangible assets was 11.3% at both December 31, 2019 and December 31, 2018 (refer to footnote 3 on page 6 for definition of this non-GAAP financial measure).

•
The Board of Directors declared a cash dividend of $0.23 per share on January 24, 2020, a $0.02 increase from the prior quarter. This is the 59th consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 14, 2020 to shareholders of record at the close of business on February 7, 2020.

•
With the current Share Repurchase Plan nearing expiration, on January 24, 2020, the Bancorp Board of Directors approved a new Share Repurchase Program under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through February 28, 2022.

Loans and Credit Quality

Loans grew $44.6 million in the fourth quarter of 2019 and totaled $1,843.3 million at December 31, 2019. For the quarter and year ended December 31, 2019, new loan originations of $103.4 million and $259.6 million, respectively, exceeded 2018 loan originations of $73.6 million and $239.4 million for the same periods. New loan originations were partially offset by payoffs of $37.9 million in the fourth quarter and $145.7 million for the full year ended December 31, 2019.

Non-accrual loans totaled $226 thousand, or 0.01% of the Bank's loan portfolio at December 31, 2019, a decrease from $422 thousand, or 0.02%, at September 30, 2019 and $697 thousand, or 0.04%, a year ago. Loans classified substandard totaled $9.9 million at both December 31, 2019 and September 30, 2019, down $2.7 million from $12.6 million at December 31, 2018. There were no loans classified doubtful at December 31, 2019 or December 31, 2018. Accruing loans past due 30 to 89 days totaled $1.5 million at December 31, 2019, compared to $574 thousand at September 30, 2019 and $1.1 million a year ago.

The Bank recorded a $500 thousand provision for loan losses in the fourth quarter and $400 thousand in the third quarter of 2019. No provision for loan losses was recorded in the fourth quarter a year ago. Net charge-offs for the fourth quarter of 2019 totaled $63 thousand compared to net recoveries of $6 thousand last quarter and $4 thousand in the fourth quarter of 2018. Net charge-offs totaled $44 thousand for the year ended December 31, 2019, compared to net recoveries of $54 thousand in 2018. The ratio of loan loss reserve to loans, including acquired loans, was 0.90% at December 31, 2019, September 30, 2019 and December 31, 2018.

The new current expected credit loss ("CECL") accounting standard became effective on January 1, 2020 and had no impact on our 2019 results.  Under CECL, our primary credit loss methodology will utilize a discounted cash flow approach that considers the probability of default and loss given default.  Parallel testing occurred throughout 2019 and we estimate that our implementation of CECL will result in an increase to our allowance for credit losses between 5% and 15%, which will be recorded as an adjustment to retained earnings net of tax.

Investments

The investment portfolio totaled $569.7 million at December 31, 2019, an increase of $68.7 million from September 30, 2019 and a decrease of $50.0 million from December 31, 2018. The increase in the fourth quarter of 2019 was primarily attributed to purchases of securities totaling $95.6 million, partially offset by principal paydowns and maturities. The year-over-year decrease was a combination of sales of $66.0 million, principal paydowns of $62.9 million, and maturities and calls of $46.1 million, partially offset by purchases of $114.5 million, and an increase in the fair value of available-for-sale securities.

Deposits

Deposits totaled $2,336.5 million at December 31, 2019, compared to $2,224.5 million at September 30, 2019 and $2,174.8 million at December 31, 2018. The $112.0 million increase in deposits from the prior quarter primarily resulted from cash fluctuations in some of our large clients' business accounts. The average cost of deposits increased 2 basis points in the fourth quarter to 0.23%. The average cost of deposits for the full year of 2019 was 0.20%, up 10 basis points from 2018.

Earnings

“Our record 2019 results are a product of a well-executed strategy to invest in people focused on performing at a high level,” said Tani Girton, EVP and Chief Financial Officer. “With a fourth quarter tax equivalent net interest margin of 3.82%, and a 50.84% efficiency ratio that demonstrates a commitment to making every expense dollar count, we feel that our team is poised to deliver another good year in 2020.”

Net interest income totaled $23.9 million in the fourth quarter of 2019, compared to $24.2 million in the prior quarter and $23.3 million in the same quarter a year ago. The $257 thousand decrease from the prior quarter primarily related to a $388 thousand interest recovery on a land development loan in the third quarter and lower earning asset yields in the fourth quarter, partially offset by higher average balances in the fourth quarter. Increases in interest-bearing deposit balances and rates also contributed to the decrease.

The $622 thousand net interest income increase from the same quarter last year was primarily due to a decrease in interest expense from the early redemption of a subordinated debenture ($916 thousand in accelerated discount accretion) in the fourth quarter of 2018, and higher average loan balances in the fourth quarter of 2019. Positive variances were partially offset by lower investment securities balances and higher interest-bearing deposit balances and rates.

The tax-equivalent net interest margin was 3.82% for the fourth quarter of 2019, compared to 4.04% in the prior quarter and 3.85% in the fourth quarter of 2018. The 22 basis point decrease from the prior quarter was primarily attributed to interest recovered from the land development loan in the third quarter, lower loan rates and higher interest-bearing deposit rates and balances. The 3 basis point decrease from the same quarter a year ago was primarily attributed to lower yields on loans and cash and higher interest-bearing deposit balances and rates, largely offset by higher loan balances and the accelerated accretion from the early redemption of the high-rate subordinated debenture in the fourth quarter of 2018.

Net interest income totaled $95.7 million and $91.5 million in 2019 and 2018, respectively. The increase of $4.2 million in 2019 was primarily due to higher average loan balances and asset yields and the early redemption of subordinated debt mentioned above. Positive variances were partially offset by higher balances and rates on money market accounts. The tax-equivalent net interest margin increased 8 basis points to 3.98% in 2019, from 3.90% in 2018 for the same reasons.

Non-interest income in the fourth quarter of 2019 totaled $2.3 million, compared to $2.7 million in the prior quarter and $3.4 million in the same quarter a year ago. The $403 thousand decrease compared to the prior quarter was primarily related to a $562 thousand benefit collected on BOLI policies in the third quarter, partially offset by higher fee income from one-way deposit sales to third-party deposit networks. The $1.1 million decrease from the same quarter a year ago primarily related to a $956 thousand pre-tax gain on sale of 6,500 shares of Visa Inc. Class B restricted common stock to a member bank of Visa U.S.A and a $180 thousand Federal Home Loan Bank ("FHLB") special dividend in the fourth quarter of 2018. The Bank sold less than half of its Visa Inc. position in 2018 to realize appreciation in market prices and hedge against market volatility. Non-interest income of $9.1 million in 2019 decreased from $10.1 million in 2018 primarily due to the Visa Inc. Class B stock sale and FHLB special dividend in 2018, as well as lower fee income from one-way deposit sales in 2019. The negative variance was partially offset by the benefit collected on BOLI in 2019.

Non-interest expense totaled $13.3 million in the fourth quarter of 2019, compared to $14.2 million in the prior quarter and $13.7 million in the same quarter a year ago. The $874 thousand decrease in the fourth quarter of 2019 compared to the prior quarter was mainly due to lower incentive bonus expense and higher deferred loan origination costs due to a higher volume of loan originations. The same items contributed to the $379 thousand decrease from the same quarter last year in addition to lower data processing costs and the reversal of Federal Deposit Insurance Corporation ("FDIC") deposit insurance expense when the FDIC Deposit Insurance Fund reserve exceeded its billing threshold.

Non-interest expense of $58.0 million in 2019 decreased from $58.3 million in 2018, primarily due to consulting expenses related to core processing contract negotiations and Bank of Napa acquisition-related expenses in 2018, lower employee health insurance expenses due to change in carrier in 2019, and cost reductions mentioned above. Reductions were partially offset by staffing and annual merit increases.

Share Repurchase Program

Bancorp's existing $25.0 million Share Repurchase Program expires February 28, 2020. Bancorp repurchased 42,349 shares totaling $1.9 million in the fourth quarter of 2019 for a cumulative total of 527,217 shares and $22.0 million as of December 31, 2019.

With the current Share Repurchase Program nearing expiration, Bancorp’s Board of Directors approved a new repurchase program on January 24, 2020 of up to $25.0 million of Bancorp’s common stock. Repurchases will not begin under this new program until Bancorp is no longer in a trading blackout or otherwise in possession of material non-public information and the program will continue through February 28, 2022.

Under the new Share Repurchase Program, Bancorp may purchase shares of its common stock through various means such as open market transactions, including block purchases, and privately negotiated transactions. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at Bancorp’s discretion. Factors include, but are not limited to, stock price, trading volume and general market conditions, along with Bancorp’s general business conditions. The program may be suspended or discontinued at any time and does not obligate Bancorp to acquire any specific number of shares of its common stock.

As part of the new Share Repurchase Program, Bancorp intends to enter into a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The 10b5-1 trading plan would permit common stock to be repurchased at a time that Bancorp might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The 10b5-1 trading plan will be administered by an independent broker and will be subject to price, market volume and timing restrictions.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter and year end 2019 earnings call on Monday, January 27, 2020 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.7 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), natural disasters (such as wildfires and earthquakes), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2019

(dollars in thousands, except per share data; unaudited)	December 31, 2019	September 30, 2019	December 31, 2018
Quarter-to-Date
Net income	$9,079	$9,448	$9,662
Diluted earnings per common share [4]	$0.66	$0.69	$0.69
Return on average assets	1.37%	1.49%	1.52%
Return on average equity	10.75%	11.34%	12.37%
Efficiency ratio	50.84%	52.84%	51.34%
Tax-equivalent net interest margin [1]	3.82%	4.04%	3.85%
Cost of deposits	0.23%	0.21%	0.14%
Net charge-offs (recoveries)	$63	$(6)	$(4)
Net charge-offs (recoveries) to average loans	—%	—%	—%
Year-to-Date
Net income	$34,241		$32,622
Diluted earnings per common share [4]	$2.48		$2.33
Return on average assets	1.34%		1.31%
Return on average equity	10.49%		10.73%
Efficiency ratio	55.33%		57.30%
Tax-equivalent net interest margin [1]	3.98%		3.90%
Cost of deposits	0.20%		0.10%
Net charge-offs (recoveries)	$44		$(54)
Net (recoveries) charge-offs to average loans	—%		—%
At Period End
Total assets	$2,707,280	$2,592,071	$2,520,892
Loans:
Commercial and industrial	$246,687	$260,828	$230,739
Real estate:
Commercial owner-occupied	$308,824	$310,486	$313,277
Commercial investor-owned	$946,317	$896,066	$873,410
Construction	$61,095	$50,254	$76,423
Home Equity	$116,024	$121,814	$124,696
Other residential	$136,657	$130,781	$117,847
Installment and other consumer loans	$27,682	$28,461	$27,472
Total loans	$1,843,286	$1,798,690	$1,763,864

Non-performing loans[2]:
Commercial and industrial	$—	$195	$319
Home equity	$168	$167	$313
Installment and other consumer loans	$58	$60	$65
Total non-accrual loans	$226	$422	$697

Classified loans (graded substandard and doubtful)	$9,934	$9,935	$12,608
Total accruing loans 30-89 days past due	$1,481	$574	$1,121
Allowance for loan losses to total loans	0.90%	0.90%	0.90%
Allowance for loan losses to non-performing loans	73.86x	38.45x	22.71x
Non-accrual loans to total loans	0.01%	0.02%	0.04%

Total deposits	$2,336,489	$2,224,524	$2,174,840
Loan-to-deposit ratio	78.9%	80.9%	81.1%
Stockholders' equity	$336,788	$333,065	$316,407
Book value per share [4]	$24.81	$24.47	$22.85
Tangible common equity to tangible assets [3]	11.3%	11.7%	11.3%
Total risk-based capital ratio - Bank	14.6%	14.6%	14.0%
Total risk-based capital ratio - Bancorp	15.1%	15.3%	14.9%
Full-time equivalent employees	290	291	290
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $11.3 million, $11.9 million and $14.3 million at December 31, 2019, September 30, 2019 and December 31, 2018, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values that were accreting interest of $2.0 million at December 31, 2019, and $2.1 million at September 30, 2019 and December 31, 2018, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gains on available for sale securities, net of tax, less goodwill and intangible assets of $34.8 million, $35.0 million and $35.7 million at December 31, 2019, September 30, 2019 and December 31, 2018, respectively. Tangible assets excludes goodwill and intangible assets.

[4] Per share data has been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2019, September 30, 2019 and December 31, 2018

(in thousands, except share data; unaudited)	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash, cash equivalents and restricted cash	$183,388	$182,486	$34,221
Investment securities
Held-to-maturity, at amortized cost	137,413	142,213	157,206
Available-for-sale (at fair value; amortized cost of $423,923, $348,369 and $465,910 at December 31, 2019, September 30, 2019 and December 31, 2018, respectively)	432,260	358,724	462,464
Total investment securities	569,673	500,937	619,670
Loans, net of allowance for loan losses of $16,677, $16,240 and $15,821 at December 31, 2019, September 30, 2019 and December 31, 2018, respectively	1,826,609	1,782,450	1,748,043
Bank premises and equipment, net	6,070	6,474	7,376
Goodwill	30,140	30,140	30,140
Core deposit intangible	4,684	4,906	5,571
Operating lease right-of-use assets	11,002	11,934	—
Interest receivable and other assets	75,714	72,744	75,871
Total assets	$2,707,280	$2,592,071	$2,520,892
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,128,823	$1,101,288	$1,066,051
Interest bearing
Transaction accounts	142,329	162,015	133,403
Savings accounts	162,817	170,007	178,429
Money market accounts	804,710	693,137	679,775
Time accounts	97,810	98,077	117,182
Total deposits	2,336,489	2,224,524	2,174,840
Borrowings and other obligations	212	255	7,000
Subordinated debentures	2,708	2,691	2,640
Operating lease liabilities	12,615	13,665	—
Interest payable and other liabilities	18,468	17,871	20,005
Total liabilities	2,370,492	2,259,006	2,204,485
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding- 13,577,008, 13,608,525 and 13,844,353 at December 31, 2019, September 30, 2019 and December 31, 2018, respectively	129,058	130,220	140,565
Retained earnings	203,227	196,999	179,944
Accumulated other comprehensive income (loss), net of taxes	4,503	5,846	(4,102)
Total stockholders' equity	336,788	333,065	316,407
Total liabilities and stockholders' equity	$2,707,280	$2,592,071	$2,520,892

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income
Interest and fees on loans	$21,123	$21,525	$20,732	$84,331	$79,527
Interest on investment securities	3,543	3,382	3,912	14,785	14,092
Interest on federal funds sold and due from banks	567	425	373	1,321	1,461
Total interest income	25,233	25,332	25,017	100,437	95,080
Interest expense
Interest on interest-bearing transaction accounts	78	101	68	347	226
Interest on savings accounts	18	17	18	70	72
Interest on money market accounts	1,033	855	566	3,439	1,355
Interest on time accounts	154	147	116	595	542
Interest on borrowings and other obligations	2	4	—	77	2
Interest on subordinated debentures	54	57	977	229	1,339
Total interest expense	1,339	1,181	1,745	4,757	3,536
Net interest income	23,894	24,151	23,272	95,680	91,544
Provision for loan losses	500	400	—	900	—
Net interest income after provision for loan losses	23,394	23,751	23,272	94,780	91,544
Non-interest income
Service charges on deposit accounts	462	439	484	1,865	1,891
Wealth Management and Trust Services	501	495	426	1,907	1,919
Debit card interchange fees, net	386	406	403	1,586	1,561
Merchant interchange fees, net	78	79	81	331	378
Earnings on bank-owned life Insurance, net	226	795	227	1,196	913
Dividends on FHLB stock	208	202	377	799	959
Gains on investment securities, net	—	—	956	55	876
Other income	457	305	469	1,345	1,642
Total non-interest income	2,318	2,721	3,423	9,084	10,139
Non-interest expense
Salaries and related benefits	7,827	8,412	7,933	34,253	33,335
Occupancy and equipment	1,527	1,507	1,514	6,143	5,976
Depreciation and amortization	527	573	518	2,228	2,143
Federal Deposit Insurance Corporation insurance	7	1	188	361	756
Data processing	775	923	1,004	3,717	4,358
Professional services	431	580	481	2,132	3,317
Directors' expense	180	189	170	735	700
Information technology	243	279	228	1,065	1,023
Amortization of core deposit intangible	222	222	230	887	921
Provision for losses on off-balance sheet commitments	—	—	—	129	—
Other expense	1,587	1,514	1,439	6,320	5,737
Total non-interest expense	13,326	14,200	13,705	57,970	58,266
Income before provision for income taxes	12,386	12,272	12,990	45,894	43,417
Provision for income taxes	3,307	2,824	3,328	11,653	10,795
Net income	$9,079	$9,448	$9,662	$34,241	$32,622
Net income per common share:[1]
Basic	$0.67	$0.70	$0.70	$2.51	$2.35
Diluted	$0.66	$0.69	$0.69	$2.48	$2.33
Weighted average shares:[1]
Basic	13,521	13,571	13,841	13,620	13,864
Diluted	13,703	13,735	14,033	13,794	14,029
Comprehensive income:
Net income	$9,079	$9,448	$9,662	$34,241	$32,622
Other comprehensive (loss) income:
Change in net unrealized gains or losses on available-for-sale securities	(2,018)	936	7,714	11,839	(1,707)
Reclassification adjustment for gains or losses on available-for-sale securities in net income	—	—	—	(55)	79
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	—	(278)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	117	123	120	445	516
Subtotal	(1,901)	1,059	7,834	12,229	(1,390)
Deferred tax (benefit) expense	(558)	313	2,318	3,624	(412)
Other comprehensive (loss) income, net of tax	(1,343)	746	5,516	8,605	(978)
Comprehensive income	$7,736	$10,194	$15,178	$42,846	$31,644

1 Share and per share data has been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$136,320	$566	1.63%	$77,467	$425	2.15%	$65,961	$373	2.21%
Investment securities [2,3]	530,596	3,625	2.73%	506,023	3,443	2.72%	600,914	4,000	2.66%
Loans [1,3,4]	1,804,667	21,276	4.61%	1,780,325	21,719	4.77%	1,726,045	20,933	4.75%
Total interest-earning assets [1]	2,471,583	25,467	4.03%	2,363,815	25,587	4.24%	2,392,920	25,306	4.14%
Cash and non-interest-bearing due from banks	39,882			38,434			38,943
Bank premises and equipment, net	6,326			6,713			7,529
Interest receivable and other assets, net	112,895			114,537			84,651
Total assets	$2,630,686			$2,523,499			$2,524,043
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$145,237	$79	0.22%	$137,861	$101	0.29%	$130,546	$68	0.21%
Savings accounts	164,664	17	0.04%	170,166	17	0.04%	177,018	18	0.04%
Money market accounts	725,192	1,033	0.57%	661,131	855	0.51%	643,459	566	0.35%
Time accounts, including CDARS	97,302	154	0.63%	101,404	147	0.57%	121,838	116	0.38%
Borrowings and other obligations [1]	226	2	2.80%	599	4	2.69%	76	—	2.52%
Subordinate debentures [1]	2,698	54	7.79%	2,682	57	8.27%	2,770	977	138.09%
Total interest-bearing liabilities	1,135,319	1,339	0.47%	1,073,843	1,181	0.44%	1,075,707	1,745	0.64%
Demand accounts	1,129,068			1,088,903			1,118,785
Interest payable and other liabilities	31,270			30,268			19,662
Stockholders' equity	335,029			330,485			309,889
Total liabilities & stockholders' equity	$2,630,686			$2,523,499			$2,524,043
Tax-equivalent net interest income/margin [1]		$24,128	3.82%		$24,406	4.04%		$23,561	3.85%
Reported net interest income/margin [1]		$23,894	3.78%		$24,151	4.00%		$23,272	3.81%
Tax-equivalent net interest rate spread			3.56%			3.80%			3.49%

	Year ended			Year ended
	December 31, 2019			December 31, 2018
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$67,192	$1,321	1.94%	$78,185	$1,461	1.84%
Investment securities [2,3]	555,618	15,102	2.72%	566,883	14,512	2.56%
Loans [1,3,4]	1,775,193	85,062	4.73%	1,704,390	80,406	4.65%
Total interest-earning assets [1]	2,398,003	101,485	4.17%	2,349,458	96,379	4.05%
Cash and non-interest-bearing due from banks	35,956			41,595
Bank premises and equipment, net	6,911			8,021
Interest receivable and other assets, net	109,837			86,709
Total assets	$2,550,707			$2,485,783
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$133,922	$347	0.26%	$143,706	$226	0.16%
Savings accounts	172,273	70	0.04%	178,907	72	0.04%
Money market accounts	680,296	3,439	0.51%	612,372	1,355	0.22%
Time accounts, including CDARS	106,783	595	0.56%	137,339	542	0.39%
Borrowings and other obligations [1]	2,935	77	2.57%	105	2	2.03%
Subordinated debentures [1]	2,673	229	8.44%	5,025	1,339	26.29%
Total interest-bearing liabilities	1,098,882	4,757	0.43%	1,077,454	3,536	0.33%
Demand accounts	1,094,806			1,085,870
Interest payable and other liabilities	30,578			18,514
Stockholders' equity	326,441			303,945
Total liabilities & stockholders' equity	$2,550,707			$2,485,783
Tax-equivalent net interest income/margin [1]		$96,728	3.98%		$92,843	3.90%
Reported net interest income/margin [1]		$95,680	3.94%		$91,544	3.84%
Tax-equivalent net interest rate spread			3.74%			3.72%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2019 and 2018.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.